[Williams, Mullen, Christian & Dobbins letterhead]



                                 June ____, 1997



Board of Directors
Independent Community Bankshares, Inc.
111 West Washington Street
Middleburg, Virginia  20117

Board of Directors
The Tredegar Trust Company
901 East Byrd Street
Richmond, Virginia  23219

         Re: Tax Opinion - Merger of TTC Acquisition Subsidiary, Inc. with and into The Tredegar Trust Company

Ladies and Gentlemen:

         You have  requested  our  opinion  as to  certain  federal  income  tax
consequences   of  the  proposed   merger  (the  "Merger")  of  TTC  Acquisition
Subsidiary, Inc. ("Acquisition"), a wholly owned subsidiary of Independent Community Bankshares, Inc. ("ICBI"), with and into The Tredegar Trust Company ("TTC") pursuant to the Agreement and Plan of Reorganization by and between these parties dated March 28, 1997 (the "Merger Agreement"). Our opinion is given pursuant to Section 6.1(d) of the Merger Agreement.

                                     FACTS:

         ICBI is a bank holding company headquartered in Middleburg, Virginia. ICBI has one subsidiary, The Middleburg Bank, a Virginia-chartered bank that operates three banking offices and offers a full range of banking services. ICBI was formed in 1993 to serve as the parent holding company for The Middleburg Bank.

         TTC is a Virginia-chartered independent trust company and provides trust and investment services, primarily to customers in Virginia, through its offices in Richmond, Virginia.

         Pursuant to the Merger Agreement, Acquisition will be merged with and into TTC in accordance with the provisions of Titles 13.1 of the Code of Virginia of 1950, as amended. After the Merger, TTC will continue its existing business and operations as a wholly owned subsidiary of ICBI. Upon consummation of the Merger (the "Effective Date"), each outstanding share of common stock of TTC will be converted into and represent the right to receive a maximum of .25 shares of common stock of ICBI (the "Initial Merger Consideration"), promptly after the Effective Date, and a maximum of .0357 shares of common stock of ICBI, payable approximately three years after the Effective Date (the "Contingent Merger Consideration"). The Initial Merger Consideration will be less than .25 shares if TTC's losses from January 1, 1997 to the Effective Date exceed $30,000. The Contingent Merger Consideration will be determined by the earnings of TTC after the merger and the value of common stock of ICBI at the time the Contingent Merger Consideration is paid. Cash will be paid in lieu of fractional shares.

         In connection with this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement of ICBI on Form S-4, dated May 23, 1997, including the Joint Proxy Statement/Prospectus contained therein, and
(iii) such other documents concerning the Merger as we have deemed necessary ((i), (ii), and (iii) collectively, the "Merger Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of management of ICBI and TTC (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct.

         We have assumed (i) the genuineness of all signatures on the Merger Documents, (ii) the due authorization, execution, and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made, and (v) the legal capacity of natural persons.

                                REPRESENTATIONS:

         In connection with the proposed Merger, the following representations have been made to us by the management of ICBI and the management of TTC, respectively, in the Officers' Certificates upon which we have been authorized to rely:

         A. The fair market value of the ICBI stock received by TTC shareholders in the Merger will be approximately equal to the fair market value of the TTC stock surrendered by such shareholders in exchange therefor.

         B. To the best of the knowledge of the management of ICBI and the management of TTC, there is no plan or intention on the part of TTC's shareholders to sell, exchange or otherwise dispose of a number of the shares of ICBI stock received by them in the Merger that would reduce such shareholders' ownership of ICBI to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of TTC, as of the date of the same date. For purposes of this representation, shares of TTC stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of ICBI stock will be treated as outstanding TTC stock on the date of the transaction. Moreover, shares of TTC stock and shares of ICBI stock held by TTC shareholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

         C. ICBI has no plan or intention to reacquire any of its stock issued in the Merger.

         D. ICBI has no plan or intention to sell or otherwise dispose of any of the assets of TTC acquired in the Merger except for dispositions made in the ordinary course of business.

         E. Following the Merger, TTC will hold assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by TTC and Acquisition immediately prior to the Merger. For this purpose, amounts used to pay dissenters and all redemptions and distributions (except for regular, normal dividends) made by TTC immediately prior to the Merger will be considered as assets held by TTC immediately prior to the Merger. TTC has not redeemed any of its stock, made any distributions with respect to any of its stock or disposed of any of its assets in anticipation of or as part of the Merger.

         F. ICBI has no plan or intention to liquidate TTC, to merge TTC into another corporation, to sell or otherwise dispose of the stock of TTC or to cause TTC to issue additional shares of stock that would result in ICBI losing control of TTC within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         G. At the time of the transaction, TTC will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in TTC that, if exercised or converted, would affect ICBI's acquisition or retention of control of TTC, as defined in Section 368(c) of the Code.

         H. ICBI does not presently own, nor has it ever owned, directly or indirectly, any of the stock of TTC.

         I. There is no intercompany indebtedness of ICBI, Acquisition or TTC that was issued, acquired or will be settled at a discount as a result of the Merger.

         J. The sole consideration to be issued by ICBI in the Merger will be shares of its voting common stock for the voting common stock of TTC plus cash for fractional shares. Further, no liabilities of TTC or its shareholders will be assumed by ICBI, nor will any of the TTC stock acquired be subject to any liabilities.

         K. TTC will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by ICBI nor will ICBI directly or indirectly reimburse TTC for any payments to dissenters.

         L. The payment of cash in lieu of fractional shares of ICBI stock is solely for the purpose of avoiding the expense and inconvenience to ICBI of issuing fractional shares and does not represent separately bargained for consideration.

         M. Following the Merger, TTC will continue its historic business in a substantially unchanged manner or continue to use a significant portion of its historic business assets in a business.

         N. At the time of the Merger, the fair market value of the assets of TTC will exceed the sum of its liabilities, including any liabilities to which its assets are subject.

         O. TTC is not under the jurisdiction of a court in a case under Title 11 of the United States Code, as amended, or a similar case within the meaning of Section 368(a)(3)(A) of the Code.

         P. No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         Q. ICBI, Acquisition, TTC and the shareholders of TTC will pay their own expenses, if any, incurred in connection with the Merger.

         R. None of the shares of common stock of ICBI received by any stockholder-employee of TTC pursuant to the Merger are or will be consideration for services rendered. Any compensation paid to any stockholder-employee of TTC will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arms length for similar services.

         S. The right to receive the Contingent Merger Consideration can only give rise to the right to receive additional shares of ICBI common stock.

         T. The issuance of additional shares of ICBI stock for the Contingent Merger Consideration will not be triggered by an event the occurrence or non-occurrence of which is or will be within the control of ICBI, TTC or the TTC shareholders.

         U. The issuance of additional shares of ICBI stock for the Contingent Merger Consideration will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service examination of ICBI, TTC or the TTC shareholders.

                                    OPINION:

         Based  on  the   foregoing   and   subject  to  the   limitations   and
qualifications set forth herein, we give our opinion as follows:

         1. The proposed Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and ICBI, Acquisition and TTC will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized for federal tax purposes by ICBI, Acquisition or TTC as a result of the Merger.

         3. No gain or loss will be recognized for federal tax purposes by the shareholders of TTC as a result of the exchange of their common stock solely for the common stock of ICBI, including common stock received as Contingent Merger Consideration.

         4. Any dissenting shareholder of TTC who receives solely cash in exchange for shares of TTC stock will be treated as receiving a distribution in redemption of such stock subject to the provisions and limitations of Section 302 of the Code.

         5. Any shareholder of TTC who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in TTC stock allocable to such fractional share interest.

         6. The aggregate tax basis of the shares of ICBI stock received by each shareholder of TTC will be equal to the aggregate tax basis of such shareholder's shares of TTC stock surrendered therefore in the Merger.

         7. The holding period under Section 1223 of the Code for the shares of ICBI stock received by each shareholder of TTC will include the holding period for the shares of TTC stock of such shareholder surrendered therefore in the Merger, provided that the TTC shareholder held such stock as a capital asset on the date of the Merger.

         8. ICBI's basis in each TTC share received in the exchange will equal the basis of that share in the hands of the TTC shareholder.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of ICBI and its Shareholders, and TTC and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, which has been filed by ICBI with the Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                                      Very truly yours,

                                      WILLIAMS, MULLEN, CHRISTIAN & DOBBINS



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